SECURITIES AND EXCHANGE COMMISSION

                      Washington, D.C. 20549


                             FORM 8-K

                          CURRENT REPORT

Pursuant to Section 13 or 15(d) of the Securities Exchange Act of
1934

Date of Report (Date of earliest event reported) March 8, 1996


                   The Sportsman's Guide, Inc.
      (Exact name of registrant as specified in its charter)


          Minnesota             0-15767          41-1293081
(State or other jurisdiction  (Commission      (IRS Employer
      of incorporation)       File Number)   Identification No.)


           411 Farwell Avenue, South St. Paul, MN 55075
             (Address of principal executive offices)

Registrant's telephone number, including area code:  (612) 451-3030

Item 5.   Other Events

MERGER AGREEMENT WITH VISTA 2000, INC.

     Vista 2000, Inc., a Delaware corporation ("Vista"), Vista Acquisition Subsidiary, Inc., a Delaware corporation and wholly-owned subsidiary of Vista ("Acquisition Sub"), and The Sportsman's Guide, Inc., a Minnesota corporation ("SGI"), have entered into an Agreement and Plan of Merger dated as of March 8, 1996 (the "Merger Agreement") pursuant to which SGI will be merged with and into Acquisition Sub, with Acquisition Sub continuing as the surviving corporation under the name The Sportsman's Guide, Inc. and as a wholly-owned subsidiary of Vista (the "Merger").

     The Merger Agreement, which was approved by the Board of Directors of SGI, is expected to close by May 31, 1996 after all of the conditions to the consummation of the transactions contemplated thereby are met or waived.

     The Merger Agreement is filed as an exhibit to this report and is incorporated herein by reference. The description of the Merger Agreement set forth herein does not purport to be complete and is qualified in its entirety by the provisions of the Merger Agreement.

     Pursuant to the Merger Agreement, at the effective time of the Merger, (i) each share of common stock, $.01 par value per share, of SGI (the "SGI Common Stock") owned by any person who beneficially owns 100,000 shares or more of SGI Common Stock and who is a qualified investor (as provided below) (an "SGI Major Shareholder") will be converted into the right to receive the number of restricted shares of common stock, $.01 par value per share, of Vista (the "Vista Common Stock") equal to the quotient of $.18079 divided by 80% of the average of (a) $9.456 and (b) the average closing sale price of Vista Common Stock as reported by the NASDAQ/NMS for the ten consecutive trading days prior to two days prior to the closing date of the Merger (the "Vista Share Value"), (ii) each share of Series A Preferred Stock, $.01 par value per share, of SGI (the "SGI Preferred Stock") owned by an SGI shareholder who is a qualified investor (an "SGI Preferred Shareholder") will be converted into the right to receive the number of restricted shares of Vista Common Stock equal to the quotient of $4.2189 divided by the Vista Share Value and (iii) each share of SGI Common Stock owned by any person who beneficially owns fewer than 100,000 shares of SGI Common Stock (an "SGI Minor Shareholder") will be converted into the right to receive $.18079 in cash (without interest). Any SGI Major Shareholder or SGI Preferred Shareholder who is not a qualified investor will receive $.18079 and $4.2189 in cash, respectively, for each share of SGI Common Stock and SGI Preferred Stock converted in the Merger. No fractional shares of Vista Common Stock will be issued in the Merger. Cash will be paid in lieu of any fractional shares.

     The shares of Vista Common Stock to be issued upon consummation of the Merger will not be registered under the Securities Act of 1933, as amended (the "Securities Act") or the securities laws of any state and will be issued only to persons who are qualified investors under Section 4(2) of the Securities Act or Regulation D promulgated thereunder.

     The Merger is subject to customary closing conditions, including, without limitation, the receipt of required shareholder approval of SGI; and the receipt of all necessary governmental approvals and the making of all necessary governmental filings, including the filing of the requisite notification with the Federal Trade Commission and the Department of Justice under the Hart-Scott-Rodino Antitrust Improvements Act of 1976, as amended, and the expiration of the applicable waiting periods thereunder. A meeting of SGI shareholders to vote upon the transaction is expected to be held in May, 1996.

     Pursuant to the Merger Agreement, SGI has agreed that, prior to the closing, it will not engage in any practice, take any action or enter into any transaction outside the ordinary course of business consistent with past custom and practice. In particular, SGI has agreed that it will not do any of the following: (i) authorize or effect any change in its Articles of Incorporation or Bylaws; (ii) grant any options, warrants or other rights to purchase or obtain any of its capital stock or issue, sell or otherwise dispose of any of its capital stock (except upon the conversion or exercise of options, warrants and other rights currently outstanding); (iii) declare, set aside or pay any dividend or distribution with respect to its capital stock (whether in cash or in kind), or redeem, repurchase or otherwise acquire any of its capital stock in either case outside the ordinary course of business; (iv) issue any note, bond or other debt security or create, incur, assume or guarantee any indebtedness for borrowed money or capitalized lease obligation outside the ordinary course of business; (v) impose any mortgage, pledge, lien, security interest or other encumbrance upon any of its assets outside the ordinary course of business; (vi) make any capital investment in, make any loan to, or acquire the securities or assets of any other person outside the ordinary course of business; (vii) make any change in employment terms for any of its directors, officers and employees outside the ordinary course of business; and (viii) commit to any of the foregoing.

     The Merger Agreement may be terminated under certain circumstances as stated therein. In the event SGI terminates the Merger Agreement by accepting a third party offer, SGI shall pay Vista a termination fee of $310,000 payable in same day funds (which fee is inclusive of all of Vista's and Acquisition Sub's out-of-pocket fees and expenses). In the event Vista and Acquisition Sub terminate the Merger Agreement or otherwise fail to consummate the Merger other than as a result of the failure of SGI to satisfy each of the conditions precedent contained in the Merger Agreement to the obligations of Vista and Acquisition Sub to consummate the Merger, Vista and Acquisition Sub, jointly, shall pay SGI a termination fee of $125,000 payable in same day funds (which fee is exclusive of all of SGI's out-of-pocket fees and expenses).

Item 7.   Financial Statements and Exhibits

     (c)  Exhibits.  The exhibit listed in the accompanying
Exhibit Index is filed as part of this Current Report on Form 8-K.
                            SIGNATURES

     Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.


                              THE SPORTSMAN'S GUIDE, INC.



March 22, 1996                Charles B. Lingen
                              Charles B. Lingen
                              Chief Financial Officer,
                              Vice President-Finance,
                              Treasurer and Secretary

                          Exhibit Index


2 Agreement and Plan of Merger dated as of March 8, 1996 by and among Vista 2000, Inc., Vista Acquisition Subsidiary,
     Inc. and The Sportsman's Guide, Inc.(1)



[FN]

(1) Certain of the schedules to this document are not being filed herewith. The Registrant agrees to furnish supplementally a copy of any such omitted schedule to the Securities and Exchange Commission upon request.